Exhibit 5.2

北京市朝阳区建国门外大街2号银泰中心C座2201-B室，邮编100022

联系电话：+86 10 8379 8686 工作传真：+86 10 6594 8686

Rm2201-B, 22F, Building C, Yintai Center, No.2 Jianguomenwai Avenue, Beijing China 100022

Tel：+86 10 8379 8686 Fax：+86 10 6594 8686

Date: December 16, 2019

To: Pony Group Inc.

Engineer Experiment Building, A202,

7 Gaoxin South Avenue, Nanshan District, Shenzhen,

Guangdong Province, China 518054

Re: Legal Opinion on Certain PRC Law Matters

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the sole purpose of this legal Opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and as such are qualified to issue this legal opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as the PRC legal counsel for Pony Group Inc., a company incorporated under the laws of Delaware, USA(the “Company”), in connection with the Company’s registration statement on Form S-1 including all amendments or supplements thereto (the “Registration Statement”), relating to the proposed initial public offering (the “Offering”) of up to 2,500,000 ordinary shares by the Company (the “Ordinary Shares”).

A.	Definitions

As used herein, the following terms are defined as follows:

a)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

b)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

c)	“PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC (for the sole purpose of this Opinion, excluding the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);

d)	“PRC Entity” means (a) Universe Travel Culture & Technology Ltd, a wholly foreign owned subsidiary of the Company established under PRC laws (“Universe Travel”);

B.	Documents Examined and Assumptions

For the purpose of giving this Opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and the PRC Entity and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion (the “Documents”).

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

a)	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to their originals;

b)	the Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion; and

c)	each of the parties to the Documents (other than PRC Entity) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

C.	Opinions

Based upon and subject to the foregoing descriptions and assumptions, we are of the opinion that as at the date hereof:

(i)	M&A Rules

On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors , which became effective on September 8, 2006 and was amended on June 22, 2009 (the “M&A Rules”). The M&A Rules require among other things, that offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC companies or individuals should obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding, our PRC Entity was established by means of direct investment rather than by a merger with or an acquisition of any PRC domestic companies under the M&A Rules, therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the Offering.

(ii)	Taxation

The statements set forth in the Registration Statement under the caption “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

(iii)	Enforceability of Civil Procedures

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedural Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would recognize and enforce a judgment rendered by a court in the United States.

(iv)	Statements of PRC Laws

All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

D.	Certain Limitations and Qualifications

a)	This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion.

b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

c)	This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company.

d)	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

E.	Consent

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as Exhibit 5.2 to the Registration Statement.

Sincerely yours,

Beijing Haotai Law Firm

/s/ Beijing Haotai Law Firm

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